  Exhibit 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for
Fiscal Year and Fourth Quarter 2021

CEO Sam Rubin Unveils Mission for Leadership in Global Photonics Value Chain

ORLANDO, FL – September 9, 2021 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fourth quarter and full fiscal year ended June 30, 2021.

Fiscal 2021 Full Year and Fourth Quarter Highlights:

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Revenue for the full fiscal year of $38.5 million, an increase of 10% from the prior year period.
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Total backlog at June 30, 2021 of $21.3 million, compared to $21.9 million at June 30, 2020.
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Cash and cash equivalents of $6.8 million as of June 30, 2021 increased over 26% as compared to $5.4 million as of June 30, 2020.
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Total debt, including finance leases, was reduced by 17% or approximately $1.0 million in fiscal 2021.
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Capital expenditures were approximately $3.2 million for fiscal 2021, compared to $2.4 million for fiscal 2020.
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Net loss for fiscal 2021 was $3.2 million, compared to net income of approximately $867,000 in the prior fiscal year, largely due to higher operating expenses associated with the China management changes, including related non-recurring costs.
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EBITDA* for fiscal 2021 was $1.5 million, compared to $5.4 million in fiscal 2020.
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Revenue for the fourth quarter of fiscal 2021 of $8.3 million, a decrease of 9% from the prior year period.
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Net loss for the fourth quarter of fiscal 2021 was $2.9 million, compared to net income of approximately $657,000 in the fourth quarter of fiscal 2020, largely due to higher operating expenses associated with the China management changes, including related non-recurring costs.
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EBITDA* for the fourth quarter of fiscal 2021 was a loss of $2.0 million, compared to $1.7 million of earnings in the fourth quarter of fiscal 2020.

*This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Sam Rubin, President and Chief Executive Officer of LightPath, stated, “Reporting on fiscal 2021 marks the completion of my first full fiscal year of leadership at LightPath and has provided the necessary time to uncover our strengths and weaknesses, as well as develop a plan for our future. Significant progress and milestones were achieved in the past year amid one of the most challenging business climates in our lifetime, as well as the uncovering and clean-up of malfeasance practices at our subsidiaries in China. I am grateful for the dedication of our global team that has enabled us to get to this point and I am highly appreciative of their work at such a challenging time, full of uncertainties due to the global pandemic.

“Upon reporting financial results for the past year, I am even more excited to address our plans for the future. Our mission is now clear and we have made great strides to forge our place as an emerging leader in the global photonics value chain, a large and fast-growing market that is estimated to be an enabling technology in as much as 11% of the world’s economy.

“Capitalizing on optics as an enabling technology that is increasingly pervasive among various industries and markets, LightPath is leveraging its legacy of more than 30 years in the industry to address the largest and fastest growing trends for visible and infrared (“IR”) optical solutions.  The Company’s global reach, investments in manufacturing facilities, core competencies in material sciences and substantial engineering capabilities position it to embrace the changes in the photonics value chain, to advance from simply providing components and materials commonly used today to addressing the photonic-enabled services of tomorrow.

“During fiscal 2021, we developed and began implementing our ambitious strategic plan. A key element for this was the buildout of our global executive leadership team and the bolstering of our Board of Directors. Although our cash balance at the end of the year increased as we reduced debt, our overhead expenses increased, including one-time recruiting costs, as we put our team in place. At the same time, as part of the diligence while reviewing all of our global operations, we uncovered malfeasance within our subsidiaries in China that also required significant one-time expenses and an overhaul of our management team for those operations. It has been and continues to be a disruptive and costly, yet necessary ordeal – made more complicated by COVID-19 travel restrictions – which played a large part in the temporary reduced revenue and net loss incurred in the second half of the year.

“Our top line growth plans, however, are beginning to deliver their intended results. For the year, we reached double digit annual organic revenue growth, which is something we not experienced in 5 years, and follows the two preceding years, which had revenue growth of 4% in each year. Revenues in the fiscal 2021 third quarter reached the highest level for any quarter in our history. We have benefited from momentum achieved in the majority of our product lines and geographic regions, particularly in our IR product group. A temporary deferment in telecommunications orders for our precision molded optics (“PMO”) product group negatively impacted revenue in China during the second half of the year, although a trough may have been reached in the fourth quarter.

“We believe that LightPath is uniquely positioned to leverage the change happening in our industry to uniquely position itself, by changing from a components manufacturer to a solutions provider, and subsequently growing our business and generating long-term value to our stockholders. In fiscal 2021, we rolled out a number of new volume production programs. As is the case with any new product moving from design to high volume production with increasing commercial acceptance, we experienced yield issues associated with coating and finishing. This materially impacted our gross margins and required specialized engineering resources to rectify the problem. Now, with our processes back on track, we expect more normalized production that should be accretive to margins.

“Further, our product development has been focused on some very large and high growth applications. These development efforts include freeform molding technology that we believe will allow us to target the AR\VR market and miniaturization opportunities. IR imaging and sensory capabilities, including LIDAR, is another key area we are pursuing. Our renowned capabilities and investments in engineering are enabling us to work more closely with government agencies and their respective military and aerospace programs.

“Our sights are also set on inorganic growth. During fiscal 2022, we intend to actively pursue acquisitions as part of our strategy, to help augment our capabilities and market reach. While we work through certain growing pains, these are exciting times for LightPath and we look forward to setting new records and delivering on our global mission in fiscal 2022.”

Financial Results

Revenue

Revenue for the fourth quarter of fiscal 2021 was approximately $8.3 million, a decrease of approximately $775,000, or 9%, as compared to $9.1 million in the same period of the prior fiscal year. Sales of IR products comprised 60% of the Company’s consolidated revenue in the fourth quarter of fiscal 2021, as compared to 53% of consolidated revenue in the same period of the prior fiscal year. Visible PMO product sales represented 35% of consolidated revenues in the fourth quarter of fiscal 2021, as compared to 43% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 5% of consolidated revenue in both the fourth quarters of fiscal 2021 and fiscal 2020.

Revenue generated by IR products was approximately $5.0 million in the fourth quarter of fiscal 2021, an increase of 4%, as compared to $4.8 million in the same period of the prior fiscal year. The increase in revenue is primarily driven by sales of diamond-turned IR products, while sales of BD6-based molded IR products decreased. The increase in sales of diamond-turned IR products was primarily due to the timing of order shipments against a large-volume annual contract, for which shipments were lower in the fourth quarter of the prior fiscal year. Demand for certain BD6-based IR products has leveled off, particularly for temperature sensing applications, demand for which was previously accelerated by COVID-19; however, demand for industrial applications, firefighting and other public safety applications continues to be strong.

Revenue generated by PMO products was approximately $2.9 million for the fourth quarter of fiscal 2021, a decrease of 24%, as compared to fiscal 2020.  The decline in revenue is primarily attributed to decreases in sales to customers in the telecommunications market, partially offset by an increase in sales through catalog and distribution channels. The increase in catalog and distribution sales reflects a recovery from the initial impact of COVID-19 on colleges and universities. The Company believes the slowdown in orders from telecommunications customers experienced in the second half of fiscal 2021 to be temporary with headwinds subsiding by January 2022 as customers align their inventory levels to the next phase of their 5G rollout.

Revenue generated by specialty products was approximately $415,000 in the fourth quarter of fiscal 2021, a decrease of approximately 1%, compared to $421,000 in the same period of the prior fiscal year.

Revenue for fiscal 2021 was approximately $38.5 million, an increase of approximately $3.5 million, or 10%, as compared to $35.0 million in the prior fiscal year. Sales of IR products comprised 55% of the Company’s consolidated revenue in fiscal 2021, as compared to 52% of consolidated revenue in the prior fiscal year. Visible PMO product sales represented 41% of consolidated revenues in fiscal 2021, as compared to 42% in the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 4% of consolidated revenue in fiscal 2021, as compared to 7% in the prior fiscal year.

Revenue generated by IR products was approximately $21.0 million in fiscal 2021, an increase of approximately $2.9 million, or 16%, as compared to approximately $18.1 million in the prior fiscal year. Revenue growth for IR is driven by increases in sales of both molded and diamond-turned IR products to customers in the industrial market, including a key customer with an annual supply agreement which was renewed for a higher amount during fiscal 2021. Fever detection products was key driver of the increased demand for molded IR products, including lenses made with the Company’s new BD6 material, in fiscal 2021. Demand for temperature sensing applications was accelerated by COVID-19, and although the demand has leveled off since the initial spike, it remains elevated. Demand for industrial applications, firefighting and other public safety applications also continues to be strong.

Revenue generated by PMO products was approximately $15.9 million in fiscal 2021, an increase of approximately $1.2 million, or 8%, as compared to the prior fiscal year. The increase in revenue is primarily attributed to a significant increase in sales through catalog and distribution channels, which were down during the second half of fiscal 2020 due to the impact of COVID-19 on colleges and universities. This increase was partially offset by a decrease in sales to customers in the telecommunications market, for which orders began to slow down in the second half of fiscal 2021, and lower sales in connection with the personnel transition and related organizational disruption in China.

Revenue generated by specialty products was approximately $1.6 million in fiscal 2021, a decrease of approximately $664,000, or 29%, compared to $2.3 million in the prior fiscal year. This decrease is primarily due to non-recurring engineering (“NRE”) project revenue as well as sales of certain legacy specialty products in fiscal 2020 not recurring in fiscal 2021. NRE revenue is project-based and the timing of any such projects is wholly dependent on these customers and their project activity.

Cost of Sales and Gross Margin

Gross margin in the fourth quarter of fiscal 2021 was approximately $2.1 million, a decrease of 41%, as compared to approximately $3.5 million in the same period of the prior fiscal year. Total cost of sales was approximately $6.3 million for the fourth quarter of fiscal 2021, compared to $5.6 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 25% for the fourth quarter of fiscal 2021, compared to 39% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is primarily due to the mix of products sold in each respective period and yields and efficiencies pertaining to newly launched products entering into volume production.

IR products, which typically have lower margins than PMO products, comprised 60% of revenue for the fourth quarter of fiscal 2021, as compared to 53% of revenue for the same period of fiscal 2020. Gross margin as a percentage of revenue also continues to be impacted by initial volume deliveries of new products and sales contracts. The acceleration of new lenses moving into the volume production stage, and alignments required for orders from the increasing number of new customers, resulted in traditional start-up inefficiencies, which negatively impacted margins but which issues are expected to be reduced as the respective programs mature. The mix of IR product sales for the fourth quarter of fiscal 2021 was heavily weighted toward volume production orders, some of which consisted of products that the Company only recently started producing in mass, including yield issues the Company experienced in connection with BD6 coatings, which increased costs. The Company believes all critical technical issues were resolved by the end of July 2021, which the Company expects will result in improved manufacturing efficiencies at a level similar to existing products.

Gross margin for fiscal 2021 was approximately $13.4 million, a decrease of 3%, as compared to approximately $13.8 million in the prior fiscal year. Total cost of sales was approximately $25.0 million for fiscal 2021, compared to $21.1 million for the prior fiscal year. Gross margin as a percentage of revenue was 35% for fiscal 2021, compared to 40% for the prior fiscal year. Margins for PMO products have generally been strong, although the decrease in sales for the fourth quarter of fiscal 2021, as compared to the fourth quarter of fiscal 2020, resulted in some inefficiencies due to under-utilized capacity. Margins for IR products have been below target levels due to the many new items going into production and the yield issues experienced in fiscal 2021, which the Company believes have now been resolved.

Operating Expenses

During the fourth quarter of fiscal 2021, total operating expenses were approximately $4.8 million, an increase of $1.9 million, or 67%, as compared to $2.9 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs increased by approximately $1.8 million, or 84%, as compared to the same period of the prior fiscal year. The increase is primarily due to approximately $524,000 of legal fees and consulting expenses associated with the hiring of new employees and termination of several employees of the Company’s Chinese subsidiaries after determining that they had engaged in malfeasance and conduct adverse to the interests of the Company, including efforts to misappropriate certain of the Company’s proprietary technology, diverting sales to entities owned or controlled by these former employees and other suspected acts of fraud, theft and embezzlement. In connection with such terminations, the Company’s Chinese subsidiaries have engaged in certain legal proceedings with the terminated employees.

Knowing that such transitions in international subsidiaries can lead to lengthy legal proceedings that can interrupt the subsidiary’s ability to operate, compounded by the fact that the Company’s officers could not travel to China to oversee the transitions because of the travel restrictions imposed by COVID-19, the Company chose to enter into severance agreements with certain of the employees at the time of transaction, pursuant to which the Company’s subsidiaries agreed to pay such employees severance of approximately $485,000 in the aggregate, to be paid out over a six-month period. After the execution of the severance agreements, the Company discovered additional wrongdoing by the terminated employees and, as a result, the Company’s subsidiaries have not yet paid the severance payments and have disputed the employees’ rights to such payments. Currently, there are ongoing civil actions in China in connection with the subsidiaries’ refusal to pay these severance amounts due to the employees’ non-compliance. However, based on the likelihood that the courts in China will determine that the subsidiaries will ultimately be obligated to pay these amounts, we have accrued for these payments as of June 30, 2021. In addition, the Company recorded additional stock compensation expenses of approximately $65,000 as certain restricted stock units (“RSUs”) vested upon the retirement of a director. The director had also deferred receipt of the shares of Class A common stock underlying previously vested RSUs until his retirement. The remaining increase in SG&A costs, as compared to the same period of the prior fiscal year, is due to higher personnel-related costs associated with filling key positions as the Company implements its global growth and corporate development initiatives. New product development costs increased by approximately $140,000, or 35%, as compared to the same period of the prior fiscal year. This increase was primarily due to the addition of engineering employees and outside services in order to support the demand for optical design, to resolve yield issues and to develop new processes and advanced material applications.

During fiscal 2021, total operating expenses were approximately $15.3 million, an increase of $3.6 million, or 31%, as compared to $11.7 million in the prior fiscal year. SG&A costs were approximately $12.0 million during fiscal 2021, an increase of approximately $3.0 million, or 34%, as compared to the prior fiscal year. SG&A for fiscal 2021 included the following non-recurring expenses: (i) $1.2 million of expenses associated with the termination of several employees within the Company’s subsidiaries in China and related matters, including severance, legal and consulting fees, (ii) approximately $400,000 of previously disclosed additional compensation to the former Chief Executive Officer, and (iii) approximately $150,000 of additional stock compensation recorded as certain RSUs vested upon the retirement of two directors. The remaining increase of $1.3 million is due to increases in recruiting costs associated with the changes to executive leadership, outside consulting services for projects related to operational improvements, and personnel-related costs associated with filling key positions. New product development costs increased by approximately $452,000, or 26%, as compared to the prior fiscal year. This increase was primarily due to the addition of engineering employees and outside services in order to support the demand for optical design.

Other Income (Expense)

Interest expense was approximately $49,000 and $215,000 for the three months and full fiscal year ended June 30, 2021, respectively, as compared to approximately $66,000 and $339,000 for the three months and full fiscal year ended June 30, 2020, respectively. The decrease in interest expense is due to lower interest rates and a 17% reduction in the Company’s total debt, including finance lease obligations, from June 30, 2020 to June 30, 2021.

LightPath recognized net foreign currency transaction gains due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $37,000 in the fourth quarter of fiscal 2021, compared to $149,000 for the fourth quarter of fiscal 2020. These foreign currency transaction amounts had no impact on basic and diluted loss per share for the fourth quarter of fiscal 2021 and a $0.01 favorable impact on basic and diluted earnings per share for the fourth quarter of fiscal 2020. For fiscal 2021, LightPath recognized foreign currency transaction losses of $1,000, compared to $214,000 for fiscal 2020. These foreign currency transaction losses had no impact on basic and diluted loss per share for fiscal 2021, and a $0.01 unfavorable impact on basic and diluted earnings per share for fiscal 2020.

Other expense, net, for the fourth quarter and full fiscal year of 2021 also includes expenses of $210,000, which represents a further potential liability that we may incur in the future due to the actions of the terminated employees of our subsidiaries in China as previously discussed. This amount has been accrued as of June 30, 2021, pending further investigation.

Income Taxes

During the fourth quarter of fiscal 2021, the Company recorded a net income tax benefit of approximately $50,000, compared to income tax expense of approximately $90,000 for the same period of the prior fiscal year. The net income tax benefit for the fourth quarter is primarily driven by the net losses incurred by subsidiaries in China as a result of the aforementioned additional operating expenses. This tax benefit was partially offset by an increase in the Company’s valuation allowance against its U.S. net deferred tax assets.

During fiscal 2021, income tax expense was approximately $934,000, as compared to approximately $764,000 for the prior fiscal year, primarily related to income taxes on the income generated in China. Income tax expense for fiscal 2021 also reflects an increase in the Company’s valuation allowance against its U.S. net deferred tax assets. Income taxes for fiscal 2021 and fiscal 2020 also included Chinese withholding taxes of $500,000 and $200,000, respectively, associated with intercompany dividends declared during the respective periods. While these repatriation transactions resulted in some additional Chinese withholding taxes, one of Company’s subsidiaries in China currently qualifies for a reduced Chinese income tax rate; therefore, the total income tax on those earnings was still lower than it would have been using the normal income tax rate.

LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $61 million available to apply against taxable income as reported on a consolidated basis in the U.S. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead, profits are allocated to investments in future IR business activity growth.

Net Income (Loss)

Net loss for the fourth quarter of fiscal 2021 was approximately $2.9 million, or $0.11 basic and diluted loss per share, compared to net income of $657,000, or $0.03 and $0.02 basic and diluted earnings per share, respectively, for the fourth quarter of fiscal 2020. The decrease in net income for the fourth quarter of fiscal 2021 as compared to the same period of the prior fiscal year was primarily attributable to the lower gross margin, coupled with the approximately $1.3 million of non-recurring SG&A and Other expenses incurred in connection with the previously described events that occurred at our Chinese subsidiaries, and the recognition of stock compensation expense related to the retirement of a director, as well as increased new product development costs. These differences reduced operating income by approximately $3.4 million for the fourth quarter of fiscal 2021 as compared to the same period of the prior fiscal year.

Net loss for fiscal 2021 was approximately $3.2 million, or $0.12 basic and diluted loss per share, compared to net income of $867,000, or $0.03 basic and diluted earnings per share, for fiscal 2020. The decrease in net income for fiscal 2021 as compared to the prior fiscal year is primarily attributable to a $4.0 million decrease in operating income resulting from lower gross margin, and higher operating expenses, including the aforementioned $2.0 million of SG&A and Other expenses related to expenses incurred in connection with the previously described events that occurred at our Chinese subsidiaries, the payment of additional compensation to our former Chief Executive Officer, and additional stock compensation as a result of the retirement of two of our directors. In addition, there was an unfavorable difference of approximately $170,000 in the provision for income taxes. These increased costs were partially offset by a favorable difference of approximately $213,000 in net foreign exchange gains and losses.

Weighted-average common shares outstanding were 26,796,326, basic and diluted, in the fourth quarter of fiscal 2021, compared to 25,875,127 and 28,182,614, basic and diluted, respectively, in the fourth quarter of fiscal 2020. Weighted-average common shares outstanding were 26,314,025, basic and diluted, for fiscal 2021, compared to 25,853,419 and 27,469,845, basic and diluted, respectively, for fiscal 2020. The increase in the weighted-average basic common shares was due to the issuance of shares of Class A common stock (i) under the Employee Stock Purchase Plan, (ii) upon the exercises of stock options, and (iii) underlying vested RSUs.

EBITDA

EBITDA for the fourth quarter of fiscal 2021 was a loss of approximately $2.0 million, compared to earnings of $1.7 million for the same period of the prior fiscal year.  The decrease in EBITDA in the fourth quarter of fiscal 2021 was primarily attributable to lower consolidated gross margin and increased SG&A and Other expenses, including approximately $1.3 million of expenses incurred related to the previously described events that occurred in our China subsidiaries, and certain director and personnel matters that occurred during the period as discussed above, as well as increased new product development costs. In addition, there was an unfavorable difference of approximately $112,000 in net foreign exchange gains and losses.

EBITDA for fiscal 2021 was approximately $1.5 million, compared to $5.4 million for the prior fiscal year. The decrease in EBITDA for fiscal 2021 is primarily attributable to increased SG&A and Other expenses, including approximately $2.0 million of expenses incurred related to the previously described events that occurred in our China subsidiaries, and certain officer, director, and personnel matters that occurred during the period as discussed above, as well as increased new product development costs. These increased costs were partially offset by a favorable difference of approximately $213,000 in net foreign exchange gains and losses.

EBITDA is a non-GAAP financial measure. A disclaimer and reconciliation are provided below.

Liquidity and Capital Resources

Cash and cash equivalents totaled approximately $6.8 million as of June 30, 2021, compared to approximately $5.4 million at June 30, 2020. Cash provided by operations was approximately $4.7 million for fiscal 2021, as compared to approximately $3.7 million in fiscal 2020. The improvement in cash flows during fiscal 2021 is due to improved receivables and inventory management, which was achieved amid the increase in sales for the same period as compared to the prior fiscal year. In addition, accounts payable and accrued liabilities increased in fiscal 2021 as compared to fiscal 2020, primarily due to the previously described activities in China, for which certain expenses have been incurred but not yet paid. The Company expended approximately $3.2 million for investments in capital equipment during fiscal 2021, compared to approximately $2.4 million for the prior fiscal year. The majority of capital expenditures during fiscal 2021 were related to the continued global expansion of IR coating capacity as well as increasing lens pressing and dicing capacity to meet current and forecasted demand.

The current ratio as of June 30, 2021 was 2.5 to 1, compared to 2.9 to 1 as of June 30, 2020. Total stockholders’ equity as of June 30, 2021 was approximately $33.6 million, compared to $34.6 million as of June 30, 2020. The net decrease in stockholders’ equity during fiscal 2021 is made up of the net loss plus adjustments for stock-based compensation, for which the expense is offset in additional paid-in capital, as well as proceeds from the exercise of stock options and net foreign currency translation adjustment gains, which are included in other comprehensive income.

Sales Backlog

Historically, LightPath has disclosed sales backlog on a 12-month basis, which examined orders required by customers for delivery within a one-year period. To better align with the Company’s strategic focus on longer-term customer orders and relationships, beginning in fiscal 2021 disclosure is being provided for total backlog and includes all firm orders that are reasonably believed to remain in the backlog and convert into revenues. As of June 30, 2021, LightPath’s total backlog was $21.3 million, a decrease of 3% as compared to $21.9 million as of June 30, 2020. The decrease in total backlog during fiscal 2021 is the result of fewer new orders during the last two quarters from a large telecommunications customer, which orders are typically renewed each quarter. The Company believes this to be a temporary slowdown, as inventory levels are aligned to the next phase of the 5G rollout.

Historically, the Company has received the renewal of a large annual contract for IR products during the second quarter of each fiscal year, which is typically shipped against beginning in the fiscal third quarter. The timing of other contract renewals may not be as consistent, and may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, September 9, 2021 at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2021 fourth quarter ended June 30, 2021.

Date: Thursday, September 9, 2021
Time: 5:00 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth210909.html

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through September 23, 2021. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10159443.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Jordan Darrow
Darrow Associates, Inc.
Tel: 512-551-9296
jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$6,774,694	$5,387,388
Trade accounts receivable, net of allowance of $45,643 and $9,917	4,656,354	6,188,726
Inventories, net	8,659,587	8,984,482
Other receivables	137,103	132,051
Prepaid expenses and other assets	475,364	565,181
Total current assets	20,703,102	21,257,828

Property and equipment, net	13,279,867	11,799,061
Operating lease right-of-use assets	9,015,498	1,220,430
Intangible assets, net	5,582,881	6,707,964
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	147,000	659,000
Other assets	27,737	75,730
Total assets	$54,610,990	$47,574,918
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,924,333	$2,558,638
Accrued liabilities	1,067,265	992,221
Accrued payroll and benefits	2,810,043	1,827,740
Operating lease liabilities, current	799,507	765,422
Loans payable, current portion	634,846	981,350
Finance lease obligation, current portion	212,212	278,040
Total current liabilities	8,448,206	7,403,411

Finance lease obligation, less current portion	66,801	279,435
Operating lease liabilities, noncurrent	8,461,133	887,766
Loans payable, less current portion	4,057,365	4,437,365
Total liabilities	21,033,505	13,007,977

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 26,985,913 and 25,891,885
shares issued and outstanding	269,859	258,919
Additional paid-in capital	231,438,651	230,634,056
Accumulated other comprehensive income	2,116,152	735,892
Accumulated deficit	(200,247,177)	(197,061,926)
Total stockholders’ equity	33,577,485	34,566,941
Total liabilities and stockholders’ equity	$54,610,990	$47,574,918

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue, net	$8,332,316	$9,107,140	$38,464,821	$34,967,963
Cost of sales	6,268,831	5,596,915	25,017,051	21,125,464
Gross margin	2,063,485	3,510,225	13,447,770	13,842,499
Operating expenses:
Selling, general and administrative	3,980,113	2,164,614	11,989,597	8,961,150
New product development	545,024	404,694	2,165,951	1,714,077
Amortization of intangibles	281,271	281,270	1,125,083	1,129,341
Loss (gain) on disposal of property and equipment	—	21,802	8,951	(107,280)
Total operating expenses	4,806,408	2,872,380	15,289,582	11,697,288
Operating income	(2,742,923)	637,845	(1,841,812)	2,145,211
Other income (expense):
Interest expense, net	(48,863)	(66,184)	(215,354)	(339,446)
Other income (expense), net	(171,095)	175,733	(194,170)	(174,838)
Total other income (expense), net	(219,958)	109,549	(409,524)	(514,284)
Income before income taxes	(2,962,881)	747,394	(2,251,336)	1,630,927
Income tax provision	(49,671)	90,442	933,915	763,998
Net income (loss)	$(2,913,210)	$656,952	$(3,185,251)	$866,929
Foreign currency translation adjustment	300,670	(24,928)	1,380,260	(72,626)
Comprehensive income (loss)	$(2,612,540)	$632,024	$(1,804,991)	$794,303
Earnings (loss) per common share (basic)	$(0.11)	$0.03	$(0.12)	$0.03
Number of shares used in per share calculation (basic)	26,796,326	25,858,155	26,314,025	25,853,419
Earnings (loss) per common share (diluted)	$(0.11)	$0.02	$(0.12)	$0.03
Number of shares used in per share calculation (diluted)	26,796,326	27,569,844	26,314,025	27,469,845

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126
Issuance of common stock for:
Employee Stock Purchase Plan	30,537	305	24,307	—	—	24,612
Exercise of Stock Options & RSUs, net	42,453	425	21,838	—	—	22,263
Shares issued as compensation	5,000	50	6,100	—	—	6,150
Stock-based compensation on stock options & RSUs	—	—	260,487	—	—	260,487
Foreign currency translation adjustment	—	—	—	(72,626)	—	(72,626)
Net income	—	—	—	—	866,929	866,929
Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941
Issuance of common stock for:
Employee Stock Purchase Plan	8,145	81	29,897	—	—	29,978
Exercise of Stock Options & RSUs, net	1,085,883	10,859	131,833	—	—	142,692
Stock-based compensation on stock options & RSUs	—	—	642,865	—	—	642,865
Foreign currency translation adjustment	—	—	—	1,380,260	—	1,380,260
Net loss	—	—	—	—	(3,185,251)	(3,185,251)
Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended June 30,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(3,185,251)	$866,929
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,509,436	3,424,438
Interest from amortization of debt costs	18,572	18,572
Gain on disposal of property and equipment	8,951	(107,280)
Stock-based compensation on stock options & RSUs, net	642,865	250,737
Provision for doubtful accounts receivable	(35,799)	18,826
Change in operating lease liabilities	(187,616)	(157,757)
Inventory write-offs to allowance	157,399	127,872
Deferred tax expense (benefit)	512,000	(7,000)
Changes in operating assets and liabilities:
Trade accounts receivable	1,568,171	3,279
Other receivables	(5,052)	221,644
Inventories	167,496	(1,427,827)
Prepaid expenses and other assets	137,810	403,220
Accounts payable and accrued liabilities	1,423,042	97,160
Net cash provided by operating activities	4,732,024	3,732,813

Cash flows from investing activities
Purchase of property and equipment	(3,158,784)	(2,442,779)
Proceeds from sale of equipment	—	186,986
Net cash used in investing activities	(3,158,784)	(2,255,793)

Cash flows from financing activities
Proceeds from exercise of stock options	142,692	22,263
Proceeds from sale of common stock from Employee Stock Purchase Plan	29,978	24,612
Borrowings on loans payable	275,377	400,000
Payments on loans payable	(1,013,014)	(581,350)
Repayment of finance lease obligations	(278,462)	(487,233)
Net cash used in financing activities	(843,429)	(621,708)
Effect of exchange rate on cash and cash equivalents	657,495	(72,625)
Change in cash and cash equivalents	1,387,306	782,687
Cash and cash equivalents, beginning of period	5,387,388	4,604,701
Cash and cash equivalents, end of period	$6,774,694	$5,387,388

Supplemental disclosure of cash flow information:
Interest paid in cash	$199,524	$330,910
Income taxes paid	$1,054,232	$526,225

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(2,913,210)	$656,952	$(3,185,251)	$866,929
Depreciation and amortization	900,964	837,123	3,509,436	3,424,438
Income tax provision	(49,671)	90,442	933,915	763,998
Interest expense	48,863	66,184	215,354	339,446
EBITDA	$(2,013,054)	$1,650,701	$1,473,454	$5,394,811
% of revenue	-24%	18%	4%	15%